Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2019 relating to the consolidated financial statements and the related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting of Eversource Energy and subsidiaries appearing in the Annual Report on Form 10-K of Eversource Energy and subsidiaries for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Hartford, CT

April 30, 2019